Monogram Orthopaedics's Preliminary Offering Circular

The offering circular is the legal document filed with the SEC for a Regulation A offering and provides facts that an investor needs to make an informed investment decision. The offering circular includes an overview of company and company's business, historical financials and capitalization, and key risk factors.

Download Monogram Orthopaedics's Preliminary Offering Circular here.

Data Room

NAME	LAST MODIFIED	TYPE
Pitch Deck and Overview (1 file)	Oct 8, 2018	Folder

Monogram Orthopaedics Deal Updates

All of our assets are pledged as collateral to a lender. We have entered into convertible promissory notes with lenders that contain covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

- petition for bankruptcy;
- assignment of the notes to other creditors;
- appointment of a receiver of any property of the company; and
- consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

A breach of any of these covenants could result in a default under the notes Upon the occurrence of an event of default under these notes, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. We have pledged all of our assets as collateral under our credit facility

General Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for these shares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events — through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds.

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors.

Representatives of SI Securities, LLC are affiliated with SI Advisors, LLC ("SI Advisors") Representatives of SI Securities, LLC are affiliated with SI Advisors, LLC ("SI Advisors"). SI Advisors is an exempt investment advisor that acts as the General Partner of SI Selections Fund I, L.P. ("SI Selections Fund"). SI Selections Fund is an early stage venture capital fund owned by third-party investors. From time to time, SI Selections Fund may invest in offerings made available on the SeedInvest platform, including this offering. Investments made by SI Selections Fund may be counted towards the total funds raised necessary to reach the minimum funding target as disclosed in the applicable offering materials.

We operate in a highly competitive industry that is dominated by several very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the orthopaedic market is high, with several very large, well-capitalized competitors holding a majority share of the market. Changes in market dynamics or actions of competitors or manufacturers, including industry consolidation and the emergence of new competitors and strategic alliances, could materially and adversely impact our business. Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require us to accurately identify and assess such changes and make timely and effective changes to our strategies and business model to compete effectively.

Currently, we are not aware of any well-known orthopaedic companies that broadly offer robotic technology in combination with surgical navigation for the insertion of patient specific orthopaedic implants. Nonetheless, many of our competitors in this market have significant financial resources and may seek to extend their robotics and orthopaedic implant technology to accommodate the robotic insertion of patient specific implants. Further, a number of companies offer surgical navigation systems for use in arthroplasty procedures that provide a minimally invasive means of viewing the anatomical site. As such, other companies may create similar technology and/or products that we are producing, which would increase competition in our industry. As competition increases, a significant increase in general pricing pressures could occur, which could require us to reevaluate our pricing structures to remain competitive. For example, if we are not able to anticipate and successfully respond to changes in market conditions, it could result in a loss of customers or renewal of contracts or arrangements on less favorable terms.

Our company does not currently hold any patents on its products or technology. Monogram Orthopaedics currently licenses 5 provisional patents, which includes a patent application with the USPTO, 2 provisional patent applications with the USPTO, and is in the process of submitting 2 additional patent applications to the USPTO (see "The Company's Business – Intellectual Property"). As of the date of this Offering, the company has not been issued any patents. There is no guarantee that the company will ever be issued patents on the applications it has submitted or has licensed. Our success depends to a significant degree upon the protection of our products and technology. If we are unable to secure patents for our products and technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. If successfully developed, our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources, and may initiate infringement lawsuits against our company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, biomechanical engineers, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The company may not be able to locate or attract qualified individuals for such positions, which will affect the company's ability to grow and expand its business.

We rely on third party manufacturers and service providers. Our third party partners provide a variety of essential business functions, including distribution, manufacturing, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the company.

Our future success is dependent on the continued service of our small management team. Monogram is managed by three directors and one executive officer. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See "Dilution." Furthermore, if the company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

Any valuation at this stage is difficult to assess. The valuation for this Offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

If we cannot raise sufficient funds, we will not succeed. We are offering shares of our Series A Preferred Stock in the amount of up to $20,000,000 in this Offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, the company may not survive. If we raise a substantially lesser amount than the Maximum Raise, we will have to find other sources of funding for some of the plans outlined in "Use of Proceeds To Issuer.".

We anticipate initially sustaining operating losses. It is anticipated that we will initially sustain operating losses in seeking Section 510(k) clearance. Our ability to become profitable depends on obtaining 510(k) clearance, and subsequent success in licensing and selling of products. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the company sustains losses over an extended period of time, it may be unable to continue in business.

Our products may not gain market acceptance among hospitals, surgeons, physicians, patients, healthcare payors and the medical community. A critical element in our commercialization strategy is to persuade the medical community on the efficacy of our products and to educate then on their safe and effective use. Surgeons, physicians and hospitals may not perceive the benefits of our products and may be unwilling to change from the devices they are currently using. A number of factors may limit the market acceptance of our products, including the following:

- rate of adoption by healthcare practitioners;
- rate of a product's acceptance by the target population;
- timing of market entry relative to competitive products;
- availability of third-party reimbursement;
- government review and approval requirements;
- extent of marketing efforts by us and third-party distributors or agents retained by us; and
- side effects or unfavorable publicity concerning our products or similar products.

Our inability to successfully commercialize our products will have a material adverse effect on the value of your investment.

We could be adversely affected by product liability, personal injury or other health and safety issues. We could be adversely impacted by the supply of defective products. We are also exposed to risks relating to the surgical robotic technology services and products we provide. Defective products or errors in our technology could lead to serious injury or death. Product liability or personal injury claims may be asserted against us with respect to any of the products we supply or services we provide. Monogram is also liable for harms caused by any faults in raw materials or products supplied by third-party manufacturers and suppliers that our company utilizes. It is our responsibility to have a quality management system in place and to audit our suppliers to ensure that products supplied to our company meet proper standards. Should a product or other liability issues arise, the coverage limits under insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims and judgments. We also may not be able to maintain such insurance on acceptable terms in the future. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

If third-party payors fail to provide appropriate levels of reimbursement for the use of our products, our revenues could be adversely affected. Sales of our products depend on the availability of adequate reimbursement from third-party payors. In each market in which we do business, our inability to obtain reimbursement approval or the failure of third-party payors to reimburse health care providers at a level which justifies the use of our products instead of cheaper alternatives will hurt our business.

Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future. Changes in political, economic and regulatory influences may significantly affect healthcare financing and reimbursement practices. For example, there have been multiple attempts through legislative action and legal challenges to repeal or amend the ACA. We cannot predict whether current or future efforts to repeal or amend these laws will be successful, nor can we predict the impact that such a repeal or amendment and any subsequent legislation would have on our business and reimbursement levels. There have also been a number of other proposals and enactments by the federal government and various states to reduce Medicaid reimbursement levels in response to budget deficits, and we expect additional proposals in the future. We cannot assure you that recent or future changes reimbursement policies and practices will not materially and adversely affect our results of operations. Efforts to control healthcare costs, including costs of reconstructive joint replacement, are continuous and reductions in third party reimbursement levels could materially and adversely affect our results of operations.

We rely on a licensing agreement with Icahn School of Medicine at Mount Sinai. We are party to a licensing agreement (and related option agreement) with Icahn School of Medicine at Mount Sinai ("Mount Sinai") pursuant to which Mount Sinai has granted Monogram an exclusive license to patents related to customizable bone implants, surgical planning software, and surgical robots (see "The Company's Business – Intellectual Property"). The patent, software, technical information, know how, etc licensed under this agreement is integral to our company's core products and technology. As such, we are reliant on the licensing agreement with Mount Sinai to operate our business. Under the terms of our licensing agreement, Mount Sinai has the right to terminate our license for the patent if we materially breach any of our obligations under the licensing agreement. Further, the licensing agreement expires upon the later of (i) 12 years from the first commercial sale of such any product that we sell using the intellectual property covered in the licensed patent or (ii) expiration of the licensed patent. If our arrangement with Mount Sinai were to end, we would no longer be able to use the intellectual property covered by the patent, which could significantly affect our business.

Risks and Disclosures

We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our company was incorporated under the laws of the State of Delaware on April 21,2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

The auditor included a "going concern" note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Our technology is not yet fully-developed, and there is no guarantee that we will successfully develop our technology. Monogram is developing complex technology that will require significant technical and regulatory expertise to develop and commercialize. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

We are subject to substantial governmental regulation relating to the manufacturing, labeling and marketing of our products, and will continue to be for the lifetime of our company. The FDA and other governmental authorities in the United States regulate the manufacturing, labeling and marketing of our products. The process of obtaining regulatory approvals to market a medical device can be expensive and lengthy and applications may take a long time to be approved, if they are approved at all. Our compliance with the quality system, medical device reporting regulations and other laws and regulations applicable to the manufacturing of products within our facilities and those contracted by third parties is subject to periodic inspections by the FDA and other governmental authorities. Complying with regulations, and, if necessary, remediary actions can be significantly expensive. Failure to comply with applicable regulatory requirements may subject us to a range of sanctions, including substantial fines, warning letters that require corrective action, product seizures, recalls, halting product manufacturing, revocation of approvals, exclusion from future participation in government healthcare programs, substantial fines and criminal prosecution.

We are subject to federal and state healthcare regulations and laws relating to anti-bribery and anti-corruption, and non-compliance with such laws could lead to significant penalties. State and Federal anti-bribery laws, healthcare fraud and abuse laws dictate how we conduct the relationships that we and our distributors and others that market our products have with healthcare professionals, such as physicians and hospitals. We also must comply with a variety of other laws that protect the privacy of individually identifiable healthcare information. These laws and regulations are broad in scope and are subject to evolving interpretation and we could be required to incur substantial costs to monitor compliance or to alter our practices if we are found not to be in compliance. In addition, violations of these laws may be punishable by criminal or civil sanctions, including substantial fines, imprisonment of current or former employees and exclusion from participation in governmental healthcare programs.

Government regulations and other legal requirements affecting our company are subject to change. Such change could have a material adverse effect on our business. We operate in a complex, highly regulated environment. The numerous federal, state and local regulations that our business is subject to include, but are not limited to: federal and state registration and regulation of medical devices; applicable governmental payor regulations including Medicare and Medicaid; data privacy and security laws and regulations including those under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"); the Affordable Care Act ("ACA") or any successor to that act; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; regulations regarding food and drug safety including those of the Food and Drug Administration ("FDA"), and consumer protection and safety regulations including those of the Consumer Product Safety Commission, as well as state regulatory authorities, governing the availability, sale, advertisement and promotion of products we sell; federal and state laws governing health care fraud and abuse; anti-kickback laws; false claims laws; and laws against the corporate practice of medicine. The FDA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations.

Changes in laws, regulations and policies and the related interpretations and enforcement practices may significantly affect our cost of doing business as we endeavor maintain compliance with such new policies and laws. Changes in laws, regulations and policies and the related interpretations and enforcement practices generally cannot be predicted may require extensive system and operational changes. Noncompliance with applicable laws and regulations could result in civil and criminal penalties that could adversely affect our business, including: suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government programs, including the Medicare and Medicaid programs; loss of licenses; and significant fines or monetary penalties. Any failure to comply with applicable regulatory requirements could result in significant legal and financial exposure, damage our reputation, and have a material adverse effect on our business operations, financial condition and results of operations.

We have not yet obtained clearance of our products by the U. S. Food and Drug Administration, or FDA, which is critical to our business plan. In order to sell our products, we must obtain market clearance from the Food and Drug Administration ("FDA") under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA (see "The Company's Business – Regulation.").If Monogram is unable to obtain Section 510(k) clearance, we will not be able to sell our products, and it is unlikely that we will be able to continue to operate as a going concern. In addition, the FDA may request clinical data with our 510 (k) submission. The FDA has indicated an increased focus on robotic technologies that perform automated operations and may request clinical data for our robot and/or implants. If the FDA requests such information, it will materially and adversely impact our development timeline and increase the cost to obtain market clearance. These factors combined may impact our ability to continue to operate as a going concern.

Term Sheet
Investor Perks
Prior Rounds
Market Landscape
Risks & Disclosures
Offering Circular
Data Room
Updates
24 comments
FAQs About Investing
Contact SeedInvest

Market Landscape


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$20 000 000
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$10 000 000
$5 000 000
$0
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Global reconstructive joint market (in millions)

The level of competition in the orthopaedic market is high, with several large, well-capitalized competitors holding a majority share of the market. Currently, we are not aware of any well-known orthopaedic companies that broadly offer robotic technology in combination with surgical navigation for the insertion of patient specific orthopaedic implants. Currently the top five market participants in the joint replacement devices market are Zimmer Biomet Holdings, Inc., DePuy Orthopaedics, Inc., a Johnson & Johnson company, Stryker Corporation, and Smith & Nephew, Inc. These companies dominate the market for orthopaedic products with approximately 76% market share. These companies, as well as other companies like ConforMIS, Inc., offer implant solutions, including (depending on the competitor) a combination of conventional instruments and generic implants, robotics and generic implants, or patient-specific instruments and patient-specific implants for use in conventional total and partial orthopaedic replacement surgeries.

We have not identified commercialized robotically inserted patient specific implants – we believe that precision implants with precision insertion is the future of orthopedics.

The market exhibits oligopolistic behaviors as it relates to pricing and differentiation. The average sale price (ASP) of total hip implant components was $5,136 in 2017 and $4,547 for total knee. The range of pricing for these components is not widely distributed. The bill of materials for implants are generally quite similar between vendors and many of the large implant companies outsource a meaningful percentage of their manufacturing to large ISO 13584 contract manufacturers.

We believe that utilization and market share over the long term are ultimately driven by surgeon adoption which is driven by the implied clinical benefits fo a technology.

- Highlights
- Overview
- Product & Service
- The Team
- Q&A with Founder
- Term Sheet
- Investor Perks
- **Prior Rounds**
- Market Landscape
- Risks & Disclosures
- Offering Circular
- Data Room
- Updates
- 24 comments
- FAQs About Investing
- Contact SeedInvest

Prior Rounds

The graph below illustrates the valuation cap or the pre-money valuation of Monogram Orthopaedics's prior rounds by year.



$22500000
$20000000
$17500000
$15000000
$12500000
$10000000
$7500000
$5000000
Pre-Seed (Convertible)
Bridge (Convertible)
Other Pre-Seed 2 (Convertible)
Other Bridge 2 (Convertible)
Current Series A (Preferred)

This chart does not represent guarantees of future valuation growth and/or declines.

Pre-Seed

Round Size	US $564,000
Closed Date	Dec 14, 2017
Security Type	Convertible Note
Valuation Cap	US $6,000,000

Other

Round Size	US $823,000
Closed Date	Dec 21, 2018
Security Type	Convertible Note
Valuation Cap	US $6,000,000

Bridge

Round Size	US $275,000
Closed Date	Dec 20, 2018
Security Type	Convertible Note
Valuation Cap	US $8,000,000

Other

Round Size	US $50,000
Closed Date	Dec 24, 2018
Security Type	Convertible Note
Valuation Cap	US $10,000,000

Fundraising Description

Round type:	Series A
Round size:	US $20,000,000
Minimum investment:	US $1,000
Target Minimum:	US $2,750,000

Key Terms

Security Type:	Preferred Equity
Share price:	US $4.0
Pre-money valuation:	US $21,250,000
Option pool:	2.0%

Use of Proceeds


General Expenses
Implant Mechanical Tes...
Intellectual Property Fili...
Optical Tracking Integra...

Investor Perks

$1,000 – Quarterly investor updates.

$25,000 – Above plus newly designed Monogram t-shirt.

$100,000 – Above plus participation in regularly scheduled quarterly call with Monogram senior management.

$250,000 – Above plus arranged, paid airfare (domestic or domestic equivalent airfare towards international) to a Monogram location for in-person investor tour and a one-time dinner with management. Also includes invitation to annual updates (dinners, calls, etc.) with the Monogram senior management team.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Q&A with the Founder

Q: Please detail the current stage of your product/platform development.

Monogram Orthopaedics: Monogram currently has a functioning prototype that successfully autogenerated five patient specific implants from a simulated specimen, autogenerated the robotic cut paths, and high-precision milled the cavities for each specimen for micromotion testing. The implant prototype specimens were tested against five manually inserted conventional implants to determine relative performance. The data validated superior placement of the anatomical center of rotation, higher surface area contact and significantly decreased micromotion.

More specifically, our prototype consists of image processing and implant & cut path generation algorithms with a surgeon interface GUI. These algorithms interface with our robotic system which consists of a registration protocol, a real time camera tracking system, a milling end-effector and an activation handle. Our robot is able to mill the implant cavities from the cut-paths autogenerated by our algorithm.

The end-result is a stable implant that restores the native anatomy. This is optimal for active patients with a desire to continue their sporting activities.

Q: Please describe your typical customer/user profile.

Monogram Orthopaedics: Our average customer is 65 years old with arthritis. For the average patient, the time between the onset of pain and surgery is significant, often several years or even a decade. This is especially true for patients that are active and enjoy activities like hiking, golfing, tennis, etc., the fear of no longer being active is significant. With new materials for example, cross-linked polyethylene liners and ceramic balls last much longer. This has expanded the addressable patient pool to younger and younger patients. These are ideal candidates for our procedure.

Q: Who do you view as your closest competitors and what key factors differentiate yourselves?

Monogram Orthopaedics: For our primary market of entry, hip replacements, we only see one major competitor, Mako Surgical. The Mako robot does not do any femoral milling, it is doing acetabular reaming only. So, effectively our largest competitor is executing only ~50% of the procedure. In addition, the Mako system relies on generic, geometric standard implants, they use no customization or differentiation. Notably, there are no patient specific hips that are implanted with a surgical robot. There are companies in the space with elements of our system, but the comprehensive solution is a greenfield opportunity and we believe will be highly disruptive.

Q: Please outline the regulatory landscape of your market, any regulations you must comply with, and how you comply with those regulations, if applicable.

Monogram Orthopaedics: The market for our products is regulated by the FDA. There are well defined ISO standards for the commercialization of these technologies. Our system will be going through the 510(k) approval process. We will be claiming substantial equivalency to approved and marketed devices. We have began discussions to develop and substantiate this plan with the Musculoskeletal Clinical Regulatory Advisers (MCRA), a prestigious regulatory consultancy for orthopedic technologies.

Q: Please outline your customer acquisition strategy.

Monogram Orthopaedics: Our product launch will consist of two phases, with Phase I representing the strategic markets launch and Phase II consisting of the growth capital, clinical trial, and market penetration. In Phase I, our goal is to achieve revenue of $10m with tactical large hospital penetration through the strategic relationships of our founders.

Post placement of our initial robots, the strategy is to raise strategic growth capital that will facilitate more rapid growth. This growth will be a mix of in house and independent sales representatives. Comparable company analysis with Mako Surgical helps validate a market premium for FDA approved, differentiated products generating revenue. At the time of their IPO, Mako was generating $1.9m of revenue and raised $51m in an IPO with a valuation of $180m.

Notably, the Phase I and Phase II launches will have custom pricing models for the hardware. We believe a single robot will be able generate $5-10m of recurring revenue and recover it's placement cost within months. To facilitate early market penetration, we are exploring discounted placement of the robot at little to no cost for key high-volume accounts.

- Q&A with Founder
- Term Sheet
- Investor Perks
- Prior Rounds
- Market Landscape
- Risks & Disclosures
- Offering Circular
- Data Room
- Updates
- 24 comments
- FAQs About Investing
- Contact SeedInvest

Founders and Officers



Douglas Unis, Md

FOUNDER AND CHIEF MEDICAL OFFICER

Dr. Unis is a board certified orthopedic surgeon specializing in adult reconstructive surgery and is the founder and Chief Medical Officer of Monogram Orthopedics. Dr. Unis founded Monogram Orthopedics in 2015. Dr. Unis has served as an Associate Professor at the Icahn School of Medicine since November 2015 and has been a practicing surgeon since 2004. Dr. Unis has consulted with many orthopedic companies including Zimmer Biomet and Think Surgical. Prior to founding Monogram Othopedics Dr. Unis was a consultant with Think Surgical, working to help with the development of their robotic total hip and knee arthroplasty system. Dr. Unis is recognized as a leader and innovator in the NYC area, having performed one of the regions' first muscle sparing anterior total hip replacement in 2005. Dr. Unis earned his BA from Duke University and Doctor of Medicine from Case Western Reserve University and later completing his residency at Northwestern University and a fellowship from Rush University in Adult Reconstruction.



Benjamin Sexson

CHIEF EXECUTIVE OFFICER

Mr. Benjamin Sexson is the Chief Executive Officer of Monogram Orthopedics. Prior to joining Monogram, Mr. Sexson served as the Director of Business Development at Pro-Dex, an OEM manufacturer of Orthopedic Robotic End-Effectors. In his tenure at Pro-Dex, Mr. Sexson was responsible for the development, management, and launch of a proprietary product solution, helping to negate a distribution agreement with a major strategic partner. In addition, Mr. Sexson helped land and negotiate two additional development agreements and helped to expand the company's addressable markets from CMF to Thoracic, Trauma, Spine, and Extremities. Mr. Sexson is a named inventor on multiple patent applications at Pro-Dex. Prior to joining Pro-Dex, Mr. Sexson started Brides & Hairpins, a successful B2B retail brand that currently supplies Nordstrom, Bloomingdales, and Urban Outfitters. Prior to that Mr. Sexson worked in various finance positions and is a CFA Charterholder. Mr. Sexson graduated with honors from Caltech in Mechanical Engineering.

Notable Advisors & Investors

Pro-dex Inc

Mount Sinai Innovation Partners

Accelerate NY Seed Fund



Laura Gilmour

Advisor, Mentor, Medical



Sophia Sangiorgio, PhD

Advisor, Mentor, Biomechanics



Matt DiCicco

Advisor, Mentor, Robotics

Our Implants:

For the patient specific implants, it is generally understood that a tight fit and ease of insertion can be conflicting requirements for a viable implant. The Monogram implants are designed such that cortical contact, and therefore stability, are maximized while remaining insertable. The Monogram implants are designed to reconstruct the native patient anatomy as closely as possible. Monogram will first commercialize a patient specific hip and patient specific knee that will address the primary clinical shortcomings of their generic counterparts.

With generic implants in hips for example, manual bone preparation can contribute to periprosthetic fracture, dislocation, leg length inequality, subsidence and early loosening, and suboptimal function outcomes. With generic knee implants aseptic loosening of the tibial component and malalignment are major reasons for failure. Current hip stems have very limited options to restore anatomy. For example, most implants are available in only two widths despite wide human anatomic variations. They are geometric as opposed to organic in shape, which limits the amount of direct bone contact required for initial stability and long-term biological fixation. For generic knee implants, we believe the general design premise of a flat resection plane for the tibial component is flawed.

By 2020:

Monogram is designing additively manufactured (AM) patient matched titanium hip stems and tibial knee implants that will require robotically milled complementary cavities. Our monetizable products will include:

1. Surgical robotic system
2. Cutting tools and navigation consumables
3. Software licensing of clinical modules
4. Patient specific reconstructive implants

Media Mentions

ORTHOWORLD Medium

Team Story

Monogram was started by Dr. Douglas Unis, an attending orthopaedic surgeon for the Mount Sinai Health System, in 2016 after being awarded a $30k grant from the prestigious ELabNYC biotech startup incubator. Dr. Unis has a deep passion for patient well-being. After years of consulting with several strategic companies, Dr. Unis grew frustrated by the slow pace of innovation and a lack of focus on implant design. Dr. Unis realized that the surgical readmissions and implant failures were only in part driven by the surgical method. The implants themselves had significant design limitations that could be vastly improved with new manufacturing methods and robotic insertion.

With an unassailable belief that the answer lies in in the thoughtful synthesis of machine learning (AI), robotics, and 3D printing, Dr. Unis recruited a team of highly energized engineers, medtech, and entrepreneurs to realize his vision.

Monogram Orthopaedics is attempting to refine a potentially revolutionary approach to joint implant surgery. Our model utilizes machine learning and 3D printing to create customized and patient specific implants. By linking 3D printed implants and advanced robotics via automated digital image analysis algorithms, Monogram has achieved greater stability, implant insertion accuracy, and fit than current conventional methods, based on our collaborative study with UCLA Biomechanics Laboratory.

Problem:

Innovation in orthopedics is slow and inefficient. Large interdependent oligopolistic companies dominate the market with implants that are almost indistinguishable and robotic technology that is costly, limited, slow, and replaceable. As it stands today, almost all of the robotically inserted implants could be inserted with manual instruments. The cost of capital, distribution, and development have built almost insurmountable barriers to entry which has led to four companies having a monopoly of over 76% of the $18B market.

Solution:

Monogram's technology enables auto-segmentation of images and auto-generation of implants that will be 3D printed and inserted with our navigated robotic system. This model allows us to create and insert custom implants at scale to tackle the high-volume joint replacement surgery market – there are at least 700,000 knee replacements and 300,000 hip replacement surgeries performed in the United States each year. In collaboration with UCLA Biomechanics Laboratory, our implants have demonstrated a 7x improvement in stability. Based on internal testing we have shown a 7x improvement in bone contact, or fit, and a 13mm improvement in accuracy.

Monogram has re-imagined implants for the 21st century. High precision, fully patient specific implants with state-of-the-art robotics to solve real clinical problems.

Product & Service

Monogram's principal advantage over our competition will be our ability to produce customized, robotically inserted orthopaedic implants rapidly and at scale. The product solution architecture that we are developing enables rapid fabrication and mass personalization of robotically inserted, patient specific orthopaedic implants.

Technology Platform:

The Monogram technology platform – a series of algorithms that auto-segment images and auto-generate implants that will be integrated into a navigated robotic system for surgery – automates the design and insertion of high conforming implants from the raw images using automated digital image analysis algorithms. The navigated robot will then execute optimized auto-generated cut paths that surgically prepare the corresponding cavities to facilitate insertion of the implant.

Advantage:

We believe that Monogram's navigated robot features several enhancements that will improve the user experience as compared to the current robots in use. Specifically, the Monogram robot will feature tracking cameras that are mounted directly to the robot to mitigate line-of-sight issues. The robot will feature seven degrees-of-freedom (used to measure range of motion) with control algorithms that leverage the kinematic redundancy to avoid interoperative boundaries and optimize the surgical execution. The robot will also utilize complex tracking capabilities for soft-tissue avoidance.


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Orthopaedics Reimagined

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Linking 3D printing, machine learning, and robotics for high precision implants

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Website: http://www.monogramorthopedics.com

Company Highlights

- Raised $2mm from investors including Pro-Dex, Icahn School of Medicine at Mount Sinai, and Accelerate NY
- Collaborative study with the UCLA Biomechanics Laboratory demonstrated a 7x improvement in initial stability against the current standard
- Experimental validation of manufacturing approach in what we believe is the first 3D printed hip solution (tested at 10 million cycles at 1,200 lbs)
- Internal testing revealed 7x greater bone contact than tapered cementless stems and 13 millimeters more accuracy than conventional methods
- Exclusive License Agreement with Icahn School of Medicine for pending patent substantially developed by Monogram Founder, Dr. Unis

Fundraise Highlights

- Total Round Size: US $20,000,000
- Raise Description: Series A
- Minimum Investment: US $1,000 per investor
- Security Type: Preferred Equity
- Pre-Money Valuation: US $21,250,000
- Target Minimum Raise Amount: US $2,750,000

We are using machine learning (AI), robotics, and 3D printing to enhance and improve joint replacement surgeries. We believe the synthesis of these three technologies will help define the future of orthopaedics.